Calculation of Filing Fee Tables
S-3
DT Midstream, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(r)	4,168,750	$ 101.00	$ 421,043,750.00	0.0001531	$ 64,461.80
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 421,043,750.00		$ 64,461.80
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 64,461.80
Offering Note
[1]	(1) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the ''Securities Act''), based on the proposed maximum aggregate offering price. In accordance with Rule 457(r) under the Securities Act, DT Midstream, Inc. (the ''Registrant'') initially deferred payment of the registration fee for the Registrant's Registration Statement on Form S-3ASR (File No. 333-283345) filed with the Securities and Exchange Commission on November 19, 2024 (the ''Registration Statement''). This ''Calculation of Filing Fee Table'' shall be deemed to update the ''Calculation of Filing Fee'' table in the Registration Statement. (2) Includes the shares of common stock issuable pursuant to the underwriters' option to purchase up to an additional 543,750 shares of the Registrant's common stock.